Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ADVAXIS, INC.

(a Delaware corporation)

The undersigned, Mark J. Rosenblum, hereby certifies that:

1.          He is the Chief Financial Officer of Advaxis, Inc., a Delaware corporation (the “Corporation”), and is duly authorized by the resolutions adopted and approved at a meeting of the Board of Directors of the Corporation to execute this instrument.

2.          This Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Corporation was duly approved by the Corporation’s Board of Directors on June 28, 2012, and duly adopted by stockholders holding a majority of the outstanding shares of common stock of the Corporation at the annual meeting of the stockholders on August 13, 2012, in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

3.          The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article Fourth thereof in its entirety and inserting the following in lieu thereof:

“Fourth: The total number of shares which the Corporation shall have the authority to issue is One Billion Five Million (1,005,000,000) shares of which One Billion (1,000,000,000) shares shall be designated “Common Stock” and have a par value of $0.001 per share, and Five Million (5,000,000) shares shall be “blank check” preferred stock and have a par value of $0.001.”

4.          This Amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been duly executed in accordance with Section 103 of the General Corporation Law of the State of Delaware.

5.          This Amendment to the Amended and Restated Certificate of Incorporation of the Corporation shall be effective upon filing.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be executed and acknowledged by its duly appointed officer as of this 16th day of August 2012.

By:	/s/ Mark J. Rosenblum
Name: Mark J. Rosenblum
Title: Chief Financial Officer